Exhibit 99.1

Contact:

Robert A. Ramirez, CFO, 305-375-8005 or rramirez@thehackettgroup.com

The Hackett Group Announces Second Quarter 2012 Results

•	Q2 2012 revenue of $61.3 million, at the high-end of guidance
•	Pro forma EPS of 11 cents, at mid-point of guidance, and up 22% from prior year
•	Foreign exchange fluctuations negatively impact earnings by 1.5 cents when compared to Q2 2011

MIAMI, FL – August 7 , 2012—The Hackett Group, Inc. (NASDAQ: HCKT), a global strategic advisory and operations improvement consulting firm, today announced its financial results for the second quarter of 2012, which ended June 29, 2012.

Second quarter 2012 revenue was $61.3 million, a 4% increase (6% on a constant currency basis) from the same period in 2011. Pro forma diluted earnings per share were $0.11 for the second quarter of 2012, as compared to $0.09 for the same period in 2011. Pro forma information is provided to enhance the understanding of the Company’s financial performance and is reconciled to the Company’s GAAP information in the accompanying tables.

GAAP diluted earnings per share were $0.12 for the second quarter of 2012, as compared to $0.10 from the same period in 2011. For comparison purposes, the second quarter of 2012 GAAP earnings per share were unfavorably impacted by a penny, when compared to the same quarter in 2011, as a result of the 2011 year end release of the deferred tax valuation allowance.

“The momentum that we built entering the second quarter was tempered only by the higher than expected impact of foreign exchange fluctuations on our earnings,” stated Ted A. Fernandez, Chairman and CEO of The Hackett Group. “Even though our third quarter results will be unfavorably impacted by our European Operations, we continue to believe our focus on Operating Excellence and Enterprise Performance Management is well aligned with the complexity of the global economy.”

At the end of the second quarter of 2012, the Company’s cash balances were $14.5 million. During the second quarter of 2012, the Company repaid $8.0 million of its new credit facility, leaving a $32.0 million balance at quarter end.

Based on the current economic outlook, the Company estimates total revenue for the third quarter of 2012 to be in the range of $56.0 million to $58.0 million, and estimates pro forma diluted earnings per share to be in the range of $0.09 to $0.11.

Other Highlights

Procurement Key Issues Study Results—The Hackett Group’s 2012 Procurement Key Issues Study found that procurement organizations can expect to see small budget and staff increases in 2012. The Hackett Group’s research also found that procurement organizations are heavily focused on addressing demand and pricing volatility that is the “New Normal.”

Working Capital Performance Study Results—REL Consulting, a division of The Hackett Group, issued results from a working capital performance study showing that despite a global business environment where companies can be harshly punished by Wall Street for even small missteps in predicting revenue or earnings, most large companies say they cannot correctly forecast operational basics like inventory, receivables, payables, and the underlying cash requirements to support them. According to the REL study, typical companies potentially miss quarterly working capital forecasts (including inventory, receivables, and payables) by up to 23%, which amounts to up to $600 million for a typical Global 1000 company (with $29 billion annual revenue).

Reshoring Research—The Hackett Group issued research showing some companies are reshoring a portion of their manufacturing capacity, and this trend is expected to reach a crucial tipping point over the next two to three years, as the total landed cost gap between U.S. and China continues to shrink, driven in part by rising wage inflation in China and continued productivity improvements in the U.S.

Answerthink SAP Go-Live at Exact Sciences—Answerthink, a division of The Hackett Group focused on providing and supporting SAP® solutions, announced that while leveraging SAP’s fast-start implementation approach, it has delivered a successful go-live implementation of EzLifeSciences™, a qualified SAP Business All-in-One partner solution for the life sciences industry, at Exact Sciences Corporation.

On Tuesday, August 7, 2012 the senior management will discuss second quarter results in a conference call at 5:00 P.M. ET.

The number for the conference call is (800) 779-3138, [Passcode: Second Quarter, Leader: Ted A. Fernandez]. For International callers, please dial (517) 308-9381.

Please dial in at least 5-10 minutes prior to start time. If you are unable to participate on the conference call, a rebroadcast will be available beginning at 8:00 P.M. ET on Tuesday, August 7, 2012 and will run through 5:00 P.M. ET on Tuesday, August 21, 2012. To access the rebroadcast, please dial (800) 324-4693. For International callers, please dial (203) 369-3245.

In addition, The Hackett Group will also be webcasting this conference call live through the StreetEvents.com service. To participate, simply visit http://www.thehackettgroup.com approximately 10 minutes prior to the start of the call and click on the conference call link provided. An online replay of the call will be available after 8:00 P.M. ET on Tuesday, August 7, 2012 and will run through 5:00 P.M. ET on Tuesday, August 21, 2012. To access the replay, visit http://www.thehackettgroup.com or http://www.streetevents.com.

About The Hackett Group

The Hackett Group, Inc. (NASDAQ: HCKT), a global strategic business advisory and operations improvement consulting firm, is a leader in best practice advisory, benchmarking, and transformation consulting services including strategy and operations, working capital management, shared services and globalization advice. Utilizing best practices and implementation insights from more than 7,000 benchmarking engagements, executives use The Hackett Group’s empirically-based approach to quickly define and implement initiatives to enable world-class performance. Through its REL group, The Hackett Group offers working capital solutions focused on delivering significant cash flow improvements. Through its Archstone Consulting group, The Hackett Group offers Strategy & Operations consulting services in the Consumer and Industrial Products, Pharmaceutical, Manufacturing and Financial Services industry sectors. Through its Hackett Technology Solutions group, The Hackett Group offers business application consulting services that help maximize returns on IT investments. The Hackett Group has completed benchmark studies with over 3,000 major corporations and government agencies, including 97% of the Dow Jones Industrials, 86% of the Fortune 100, 90% of the DAX 30 and 48% of the FTSE 100.

More information on The Hackett Group is available: by phone at (770) 225-7300; by e-mail at info@thehackettgroup.com.

# # #

EzLifeSciences is a trademark of The Hackett Group.

SAP and all SAP logos are trademarks or registered trademarks of SAP AG in Germany and in several other countries.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause The Hackett Group’s actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Factors that impact such forward-looking statements include, among others, the ability of our products, services, or offerings mentioned in this release to deliver the desired effect, our ability to effectively integrate acquisitions into our operations, our ability to retain existing business, our ability to attract additional business, our ability to effectively market and sell our product offerings and other services, the timing of projects and the potential for contract cancellations by our customers, changes in expectations regarding the business consulting and information technology industries, our ability to attract and retain skilled employees, possible changes in collections of accounts receivable due to the bankruptcy or financial difficulties of our customers, risks of competition, price and margin trends, foreign currency fluctuations, changes in general economic conditions and interest rates as well as other risks detailed in our Company’s Annual Report on Form 10-K for the most recent fiscal year filed with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Page 4 of 6 - The Hackett Group, Inc. Announces Second Quarter Results

The Hackett Group, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Quarter Ended		Six Months Ended
	June 29, 2012	July 1, 2011	June 29, 2012	July 1, 2011
Revenue:
Revenue before reimbursements	$54,242	$52,382	$105,832	$99,339
Reimbursements	7,042	6,427	12,470	12,332

Total revenue	61,284	58,809	118,302	111,671

Costs and expenses:
Cost of service:
Personnel costs before reimbursable expenses (includes $762 and $812 and $1,522 and $1,564 of stock compensation expense in the quarters and six months ended June 29, 2012 and July 1, 2011, respectively)	34,629	32,815	67,778	63,075
Reimbursable expenses	7,042	6,427	12,470	12,332

Total cost of service	41,671	39,242	80,248	75,407
Selling, general and administrative costs (includes $679 and $489 and $1,186 and $663 of stock compensation expense in the quarters and six months ended June 29, 2012 and July 1, 2011, respectively)	15,123	15,064	29,905	28,275

Total costs and operating expenses	56,794	54,306	110,153	103,682

Income from operations	4,490	4,503	8,149	7,989
Other income (expense), net:
Interest income	8	12	17	13
Interest expense	(247)	—	(274)	—

Income before income taxes	4,251	4,515	7,892	8,002
Income taxes	406	112	514	272

Net income	$3,845	$4,403	$7,378	$7,730

Basic net income per common share:
Net income per common share	$0.13	$0.11	$0.22	$0.19
Weighted average common shares outstanding	29,290	40,016	33,907	40,211

Diluted net income per common share:
Net income per common share	$0.12	$0.10	$0.21	$0.18
Weighted average common and common equivalent shares outstanding	31,509	42,258	35,724	42,017

Pro forma data (1):
Income before income taxes	$4,251	$4,515	$7,892	$8,002
Stock compensation expense	1,441	1,301	2,708	2,227
Amortization of intangible assets	137	204	274	404

Pro forma income before income taxes	5,829	6,020	10,874	10,633
Pro forma income tax expense	2,332	2,408	4,350	4,253

Pro forma net income	$3,497	$3,612	$6,524	$6,380

Pro forma basic net income per common share	$0.12	$0.09	$0.19	$0.16
Weighted average common shares outstanding	29,290	40,016	33,907	40,211

Pro forma diluted net income per common share	$0.11	$0.09	$0.18	$0.15
Weighted average common and common equivalent shares outstanding	31,509	42,258	35,724	42,017

(1)	The Company provides pro forma earnings results (which exclude the amortization of intangible assets and stock compensation expense, and include a normalized tax rate) as a complement to results provided in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP results are provided to enhance the overall users’ understanding of the Company’s current financial performance and its prospects for the future. The Company believes the non-GAAP results provide useful information to both management and investors by excluding certain expenses that it believes are not indicative of its core operating results. The non-GAAP measures are included to provide investors and management with an alternative method for assessing operating results in a manner that is focused on the performance of ongoing operations and to provide a more consistent basis for comparison between quarters. Further, these non-GAAP results are one of the primary indicators management uses for planning and forecasting in future periods. In addition, since the Company has historically reported non-GAAP results to the investment community, it believes the continued inclusion of non-GAAP results provides consistency in its financial reporting. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.

Page 5 of 6 - The Hackett Group, Inc. Announces Second Quarter Results

The Hackett Group, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 29, 2012	December 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$13,806	$32,936
Accounts receivable and unbilled revenue, net	37,078	35,209
Prepaid expenses and other current assets	9,096	9,319

Total current assets	59,980	77,464

Restricted cash	683	885
Property and equipment, net	12,671	11,696
Other assets	1,910	1,823
Goodwill, net	75,633	75,558

Total assets	$150,877	$167,426

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$6,713	$7,433
Accrued expenses and other liabilities	25,848	28,018
Current portion of long-term debt	6,316	—

Total current liabilities	38,877	35,451
Accrued expenses and other liabilities, non-current	1,555	1,727
Long-term debt	25,684	—

Total liabilities	66,116	37,178

Shareholders’ equity	84,761	130,248

Total liabilities and shareholders’ equity	$150,877	$167,426

Page 6 of 6 - The Hackett Group, Inc. Announces Second Quarter Results

The Hackett Group, Inc.

SUPPLEMENTAL FINANCIAL DATA

(unaudited)

	Quarter Ended
	June 29, 2012	March 30, 2012	July 1, 2011
Revenue Breakdown by Group:
(in thousands)
The Hackett Group (2)	$50,104	$47,124	$46,790
ERP Solutions (3)	11,180	9,894	12,019

Total revenue	$61,284	$57,018	$58,809

Revenue Concentration:
(% of total revenue)
Top customer	5%	5%	3%
Top 5 customers	14%	15%	14%
Top 10 customers	23%	26%	25%

Key Metrics and Other Financial Data:

Total Company:
Consultant headcount	749	730	735
Total headcount	956	933	943
Days sales outstanding (DSO)	55	56	57
Cash provided by (used in) operating activities (in thousands)	$10,109	$(3,833)	$6,879
Depreciation (in thousands)	$491	$614	$465
Amortization (in thousands)	$137	$137	$204

The Hackett Group (in thousands):
The Hackett Group annualized revenue per professional (2)	$379	$374	$377

ERP Solutions:
ERP Solutions consultant utilization rate (3)	73%	71%	77%
ERP Solutions gross billing rate per hour (3)	$140	$134	$143

Share Repurchase Plan (4):
Shares purchased in the quarter (in thousands)	—	—	830
Cost of shares repurchased in the quarter (in thousands)	$—	$—	$3,631
Average price per share of shares purchased in the quarter	$—	$—	$4.38
Remaining authorization (in thousands)	$556	$556	$3,470

(2)	The Hackett Group encompasses Benchmarking, Business Transformation and Executive Advisory groups, and includes EPM Technologies.

(3)	Best Practice Implementation of ERP Software, which includes Oracle and SAP.

(4)	The Share Repurchase Plan information does not include 11.0 million shares purchased pursuant to the Dutch Tender Offer at $5.00 per share for a total of $55.0 million, excluding fees, during Q1 2012.